Exhibit 99.1

Neurotrope Appoints Charles S. Ryan as Chief Executive Officer

New York – December 18, 2017 – Neurotrope, Inc. (NASDAQ: NTRP), a clinical-stage biopharmaceutical company developing novel therapies for neurodegenerative diseases, including Alzheimer's disease (AD), today announced the appointment of Charles S. Ryan, JD, PhD as Chief Executive Officer and Director. The appointment follows the resignation of Susanne Wilke, PhD, as Chief Executive Officer and Director.

Dr. Ryan becomes a Director of the Company effective immediately and will assume his responsibilities as CEO effective February 15, 2018.

Dr. Ryan brings with him an extensive background in pharmaceuticals and biotechnology. Most notably, he served as Senior Vice President and Chief Intellectual Property Counsel at Forest Laboratories for more than 10 years, where he managed several intellectual property estates, including participating in the development and commercial launch of Namenda® (memantine HCL), a blockbuster drug for the treatment of AD that generated peak sales of approximately $1.5 billion in 2014. Dr. Ryan worked closely with the commercial and development teams as well as experts in the field, establishing a strong network in the AD space.

“We are excited to have Dr. Ryan join our team. His experience in late-stage drug development and commercialization in the Alzheimer’s disease space, combined with his track record of successful strategic transactions, will help guide the further development of bryostatin for a range of neurodegenerative disorders,” said Joshua Silverman, Chairman of the Board of Directors at Neurotrope. “We accept the resignation of Dr. Wilke and thank her for her services to the Company as Chief Executive Officer and Director. As Chief Executive Officer, she led the restructuring that established the foundation on which the Company can build and advance to the next level. We wish her well in her future endeavors.”

“The fundamental science behind Neurotrope’s lead drug candidate, bryostatin, is very solid,” said Dr. Ryan. “The compound’s unique mechanism of action represents one of the most promising therapeutic approaches to not only slow cognitive decline, but actually improve cognition in patients with advanced Alzheimer’s disease, a patient population that is extremely difficult to treat. I look forward to working with my new colleagues at Neurotrope to advance the development of bryostatin for Alzheimer’s disease and other neurodegenerative disorders.”

Dr. Ryan is currently President and Chief Executive Officer of Orthobond Corporation where he is responsible for all aspects of the company’s daily operations and works closely with the Board of Directors developing the short and long term strategic plans for the company. Dr. Ryan has negotiated several partnership, financing and licensing agreements. After leaving Forest Laboratories and prior to joining Orthobond, Dr. Ryan served as Vice President, General Counsel for Cold Spring Harbor Laboratory. In this role at Cold Spring, he provided guidance on business, legal and public policy issues, including licensing, patenting, partnerships, alliances, compliance and regulatory matters. Dr. Ryan currently serves on the Board of two public companies, Applied DNA Sciences, Inc. and BioRestorative Therapies, Inc. as well as Orthobond, Inc. He also serves on the Board of Trustees of The College of Wooster. He holds a BA in Chemistry from The College of Wooster, a PhD in Oral Biology and Pathology from Stony Brook University and a JD from Western New England University.

About Neurotrope

Neurotrope is at the forefront of developing a new approach to combating AD and other neurodegenerative diseases. The Company's world-class science offers the potential to realize a paradigm shift to overcome one of today’s most challenging clinical problems — finding a way to slow or even prevent the progression of AD.

In addition to the Company’s Phase 2 trial of bryostatin-1 in advanced AD, Neurotrope has also conducted preclinical studies of bryostatin as a potential treatment for Fragile X Syndrome, Niemann-Pick Type C disease and Rett Syndrome—three rare genetic diseases for which only symptomatic treatments are currently available. The FDA has granted Orphan Drug Designation to Neurotrope for Bryostatin-1 as a treatment for Fragile X Syndrome. Bryostatin-1 has already undergone testing in more than 1,500 people in cancer studies, thus creating a large safety data base that will further inform clinical trial designs in AD.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. These forward-looking statements include statements regarding the continued development of use of Bryostatin-1 for Alzheimer's dementia and other cognitive diseases. Such forward-looking statements are subject to risks and uncertainties and other influences, many of which the Company has no control over. These statements are subject to the risk that further analyses of the Phase 2 data may lead to different interpretations of the data than the analyses conducted to date and/or may identify important implications of the Phase 2 data that are not reflected in these statements. Clinical trial data are subject to differing interpretations, and regulatory agencies, medical and scientific experts and others may not share the Company’s views of the Phase 2 data. There can be no assurance that the clinical program for Bryostatin-1 will be successful in demonstrating safety and/or efficacy that we will not encounter problems or delays in clinical development, or that Bryostatin-1 will ever receive regulatory approval or be successfully commercialized. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Additional factors that may influence or cause actual results to differ materially from expected or desired results may include, without limitation, the Company's inability to obtain adequate financing, the significant length of time associated with drug development and related insufficient cash flows and resulting illiquidity, the Company's patent portfolio, the Company's inability to expand the Company's business, significant government regulation of pharmaceuticals and the healthcare industry, lack of product diversification, availability of the Company's raw materials, existing or increased competition, stock volatility and illiquidity, and the Company's failure to implement the Company's business plans or strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC, including the Company's Annual Report on Form 10-K for the year ended December 31, 2016 and on Form 10-Q for the quarter ending September 30, 2017. The Company does not undertake to update these forward-looking statements.

Please visit www.neurotropebioscience.com for further information.

Contact information:

Investors

Jeffrey Benison, Director of Corporate Communications
Neurotrope Bioscience, Inc.
973.242.0005 Ext. 101
jbenison@neurotropebioscience.com

Media

James Heins

Senior Vice President

ICR Healthcare

203.856.2121

james.heins@icrinc.com